The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 24, 2021.

December 2021
Preliminary Pricing Supplement No. T2206
Registration Statement No. 333-238458-02
Dated November 24, 2021
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

The securities are unsecured obligations of Credit Suisse. Unlike ordinary debt securities, the Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® (the “Underlying”), which we refer to as the “securities”, do not provide for the regular payment of interest or guarantee the return of any principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Underlying. Poor performance by the Underlying over the term of the securities will negatively affect your return. If the Underlying does not change or has appreciated in value from the Initial Level to the Final Level, investors will receive the principal amount of their investment plus the upside performance of the Underlying, if any, subject to the Upside Maximum Payment at Maturity. If the Underlying has depreciated in value but the Final Level is greater than or equal to the Trigger Level, investors will receive at maturity the stated principal amount of the securities plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15% return. However, if the Underlying has depreciated in value so that the Final Level is less than the Trigger Level, investors will lose 1% for every 1% decline in the level of the Underlying from the Initial Level to the Final Level. Under these circumstances, the Payment at Maturity will be significantly less than the principal amount and could be zero. Accordingly, you may lose your entire investment. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the Upside Maximum Payment at Maturity in exchange for the absolute return feature, which, applies to a limited range of the performance of the Underlying. Investors may lose their entire initial investment in the securities. All payments on the securities, including any repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Underlying:	Nasdaq-100 Index®. For more information on the Underlying, see “The Nasdaq-100 Index® Overview” herein.
Aggregate Principal Amount:	$
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10 per security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Payment at Maturity:	If the Final Level is equal to or greater than the Initial Level, the lesser of (i) the Upside Maximum Payment at Maturity and (ii) an amount calculated as follows:
$10 + ($10 x Underlying Percent Change)
If the Final Level is greater than the Initial Level, the Payment at Maturity will not exceed the Upside Maximum Payment at Maturity.

If the Final Level is less than the Initial Level but greater than or equal to the Trigger Level,

$10 + ($10 × Absolute Return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the Underlying. In no event will this amount exceed the stated principal amount plus $1.50.

If the Final Level is less than the Trigger Level,

$10 × Underlying Performance Factor
Under these circumstances, the Payment at Maturity will be less than the principal amount of $10 and will represent a loss of more than 15%, and possibly all, of your investment.
Listing:	The securities will not be listed on any securities exchange.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$	$	$

(1) We or one of our affiliates may pay to Morgan Stanley Smith Barney LLC (“MSSB”) varying discounts and commissions of up to $0.225 per $10 principal amount of securities, of which $0.05 per $10 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9.40 and $9.775 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Key Terms continued from previous page:
Absolute Return:	The absolute value of the Underlying Percent Change. For example, a -5% Underlying Percent Change will result in a +5% Absolute Return.
Underlying Percent Change:	Final Level – Initial Level Initial Level
Underlying Performance Factor:	Final Level Initial Level
Trigger Level:	, which is equal to 85% of the Initial Level
Initial Level:	, which is the closing level of the Underlying on the Trade Date. In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level:	The closing level of the Underlying on the Valuation Date
Upside Maximum Payment at Maturity:	Expected to be $11.205 per security (112.05% of the principal amount and to be determined on the Trade Date).
Trade Date:	Expected to be on or about December 15, 2021
Settlement Date:	Expected to be on or about December 20, 2021 (3 business days after the Trade Date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	March 31, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	April 5, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP/ISIN:	22551G705 / US22551G7051
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Calculation Agent:	Credit Suisse International

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I−B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

December 2021	1

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Securities

Principal at Risk Securities

The Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023 can be used:

▪	As an alternative to direct exposure to the Underlying that tracks the positive performance of the Underlying, subject to the Upside Maximum Payment at Maturity.

▪	To achieve similar levels of upside exposure to the Underlying as a direct investment, subject to the Upside Maximum Payment at Maturity.

▪	To provide a positive return in the event of a decline of the Underlying but only if the Final Level is greater than or equal to the Trigger Level.

The securities are exposed on a 1:1 basis to the negative performance of the Underlying if the Final Level is less than the Trigger Level.

Maturity:	Approximately one year and three months
Upside Maximum Payment at Maturity:	Expected to be $11.205 per security (112.05% of the principal amount and to be determined on the Trade Date)
Minimum Payment at Maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None
December 2021	2

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The securities offer exposure to a certain range of positive performance of the Underlying and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the Underlying. Investors will forgo performance above the Upside Maximum Payment at Maturity, which is expected to be $11.205 per security (to be determined on the Trade Date). At maturity, if the Underlying has appreciated in value from the Initial Level to the Final Level, investors will receive the principal amount of their investment plus the upside performance of the Underlying, subject to the Upside Maximum Payment at Maturity. If the Underlying has depreciated in value but the Final Level is greater than or equal to the Trigger Level, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline in the Underlying, which will effectively be limited to a positive 15% return. However, if the Underlying has depreciated in value so that the Final Level is less than the Trigger Level, investors will lose 1% for every 1% decline in the level of the Underlying from the Initial Level to the Final Level. Under these circumstances, the Payment at Maturity will be significantly less than the principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Credit Suisse.

Absolute Return Feature	The securities offer investors an opportunity to earn a positive return if the Final Level is less than the Initial Level but is greater than or equal to the Trigger Level.
Upside Scenario	The Underlying increases in value, and, at maturity, you receive a full return of principal as well as 100% of the increase in the value of the Underlying, subject to the Upside Maximum Payment at Maturity, which is expected to be $11.205 per security (112.05% of the principal amount and to be determined on the Trade Date). For example, if the Final Level is 5% greater than the Initial Level, the securities will provide a total return of 5% at maturity.
Par Scenario	The Final Level is equal to the Initial Level. In this case, you receive the principal amount of $10 at maturity.
Absolute Return Scenario	The Final Level is less than the Initial Level but is greater than or equal to the Trigger Level, which is 85% of the Initial Level. In this case, the securities pay a 1% positive return for each 1% negative return of the Underlying. For example, if the Final Level is 5% less than the Initial Level, the securities will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 15% return at maturity.
Downside Scenario	The Underlying declines in value by more than 15%, and, at maturity, the securities redeem for less than the principal amount by an amount proportionate to the decline in the value of the Underlying from the Initial Level to the Final Level. For example, if the Final Level is 30% less than the Initial Level, the securities will redeem at maturity for a loss of 30% of principal at $7, or 70% of the principal amount. There is no minimum Payment at Maturity on the securities, and you could lose your entire investment.
December 2021	3

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

How the Securities Work

The numbers appearing in the sections below have been rounded for ease of analysis.

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the securities based on the following terms:

Principal Amount:	$10 per security
Trigger Level:	85% of the Initial Level (-15% change in Final Level compared with Initial Level)
Upside Maximum Payment at Maturity:	Expected to be $11.205 per security (112.05% of the principal amount and to be determined on the Trade Date)
Minimum Payment at Maturity:	None

Securities Payoff Diagram

See the next page for a description of how the securities work.

December 2021	4

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

How it works

▪	Upside Scenario. If the Final Level is greater than the Initial Level, the investor would receive the $10 principal amount plus the appreciation of the Underlying from the Initial Level to the Final Level, subject to the Upside Maximum Payment at Maturity. Under the terms of the securities, an investor will realize the Upside Maximum Payment at Maturity of $11.205 per security at a Final Level of 112.05% of the Initial Level.

▪	If the Underlying appreciates 5% from the Initial Level to the Final Level, the investor would receive a 5% return, or $10.50 per security.

▪	If the Underlying appreciates 40% from the Initial Level to the Final Level, the investor would receive only the Upside Maximum Payment at Maturity of $11.205 per security, or 112.05% of the principal amount.

▪	Par Scenario. If the Final Level is equal to the Initial Level, the investor would receive the $10 principal amount.

▪	Absolute Return Scenario. If the Final Level is less than the Initial Level but is greater than or equal to the Trigger Level, investors will receive a 1% positive return on the securities for each 1% negative return of the Underlying.

▪	If the Underlying depreciates 8% from the Initial Level to the Final Level, the investor would receive an 8% return, or $10.80 per security at maturity.

▪	Downside Scenario. If the Final Level is less than the Trigger Level, the investor would receive an amount that is less than the $10 principal amount, based on a 1% loss of principal for each 1% decline in the Underlying. Under these circumstances, the Payment at Maturity will be significantly less than the principal amount per security. There is no minimum Payment at Maturity on the securities.

If the Underlying depreciates 30% from the Initial Level to the Final Level, the investor would lose 30% of the investor’s principal and receive only $7 per security at maturity, or 70% of the principal amount. Poor performance by the Underlying over the term of the securities will negatively affect your return.

December 2021	5

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Selected Risk Considerations

This section describes the material risks relating to the securities. For a complete list of risk factors, please see any accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the appropriateness of the securities in light of their particular circumstances.

Risks Relating to the Securities Generally

▪	The investment in the securities may result in a loss. The securities do not guarantee any return of your principal amount. You could lose up to $10 per $10 principal amount of securities. If the Final Level is less than the Trigger Level, you will lose 1% of your principal for each 1% decline in the level of the Underlying from the Initial Level to the Final Level and you will lose a significant portion or all of your investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	Limited appreciation potential. If the Final Level is greater than the Initial Level, for each $10 principal amount of securities, you will receive at maturity the lesser of (i) the Upside Maximum Payment at Maturity and (ii) the sum of $10 and the product of (a) $10 and (b) the Underlying Percent Change. If the Final Level is greater than the Initial Level, the Payment at Maturity will not exceed the Upside Maximum Payment at Maturity, regardless of the appreciation in the level of the Underlying, which may be significant. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Your maximum gain on account of the absolute return feature is limited by the Trigger Level. If the Final Level is less than the Initial Level and greater than or equal to the Trigger Level, you will receive at maturity $10 plus a return equal to the Absolute Return, which will reflect a 1% positive return for each 1% negative return on the Underlying, subject to an effective limit of 15%. Because you will not receive a positive return if the Underlying has depreciated below the Trigger Level, your maximum payment at maturity in this scenario will be $11.50 per $10 stated principal amount of securities.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity at maturity is based on the performance of the Underlying. Because the Payment at Maturity due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	The probability that the Final Level will be less than the Trigger Level will depend on the volatility of the Underlying. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Trigger Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

▪	The amount payable on the securities is not linked to the value of the Underlying at any time other than the Valuation Date. The Final Level will be the closing level of the Underlying on the Valuation Date. Even if the value of the Underlying appreciates prior to the Valuation Date but then drops by the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been

December 2021	6

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

linked to the value of the Underlying prior to such drop. Although the actual value of the Underlying on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Level, the Payment at Maturity will be based solely on the closing level of the Underlying on the Valuation Date.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlying

▪	No ownership rights relating to the Underlying. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

▪	Adjustments to the Underlying could adversely affect the value of the securities. The publisher of the Underlying may add, delete or substitute the component stocks of the Underlying or make other methodological changes that could change the value of the Underlying. Any of these actions could adversely affect the value of the securities. The publisher of the Underlying may also discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, Credit Suisse International, as the calculation agent, will have the sole discretion to substitute a successor underlying that is comparable to the discontinued Underlying. Credit Suisse International could have an economic interest that is different than that of investors in the securities insofar as, for example, Credit Suisse International is permitted to consider Underlyings that are calculated and published by Credit Suisse International or any of its affiliates. If Credit Suisse International determines that there is no appropriate successor underlying on the Valuation Date, the amount payable at maturity will be based on the value of the Underlying, based on the closing prices of the stocks constituting the Underlying at the time of such discontinuance, without rebalancing or substitution, computed by Credit Suisse International as calculation agent in accordance with the formula for calculating the Underlying last in effect prior to such discontinuance, as compared to the Initial Level.

▪	Foreign company risk. Some of the assets included in the Nasdaq-100 Index® are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index®, and therefore the performance of the Nasdaq-100 Index® and the value of the securities.

▪	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlying and could negatively affect your return on the securities. Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

December 2021	7

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Risks Relating to the Issuer

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity. We, any dealer, or any of our or their respective affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlying. We, any dealer, or our or their respective affiliates may also trade in instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Level and the Payment at Maturity. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying or calculation of the closing level in the event of a market disruption event or discontinuance of the Underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial Level, and therefore, could increase the level at or above which the Underlying must close so that you are not exposed to the negative performance of the Underlying on the Valuation Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o       the expected and actual volatility of the Underlying;

o       the time to maturity of the securities;

o        the dividend rate on the equity securities included in the Underlying;

December 2021	8

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

o       interest and yield rates in the market generally;

o       investors’ expectations with respect to the rate of inflation;

o       geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

o       our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The estimated value of the securities on the Trade Date may be less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). The costs included in the original Price to Public of the securities will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of MSSB has an ownership interest, for providing certain electronic platform services with respect to this offering. MSSB is acting as a dealer in connection with the distribution of the securities. These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or

December 2021	9

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

December 2021	10

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

December 2021	11

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

The Nasdaq-100 Index® Overview

The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market. The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on Nasdaq (which may be the official closing price published by Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value.

Information as of market close on November 23, 2021:

Bloomberg Ticker Symbol:	NDX
Current Closing Level:	16,306.72
52 Weeks Ago (on 11/24/2020):.	12,079.81
52 Week High (on 11/19/2021):	16,573.34
52 Week Low (on 11/24/2020):	12,079.81

Nasdaq-100 Index® Historical Performance

The following graph sets forth the daily closing levels of the Underlying for the period from January 4, 2016 through November 23, 2021. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Underlying for each quarter in the same period. The closing level of the Underlying on November 23, 2021 was 16,306.72. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the Underlying as an indication of its future performance, and no assurance can be given as to the closing level of the Underlying on the Valuation Date.

Nasdaq-100 Index® Daily Closing Levels January 4, 2016 to November 23, 2021

The solid red line indicates the hypothetical Trigger Level, assuming the closing level on November 23, 2021 was the Initial Level.

December 2021	12

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Nasdaq-100 Index®	High	Low	Period End
2016
First Quarter	4,497.86	3,947.80	4,483.66
Second Quarter	4,565.42	4,201.06	4,417.70
Third Quarter	4,891.36	4,410.75	4,875.70
Fourth Quarter	4,965.81	4,660.46	4,863.62
2017
First Quarter	5,439.74	4,911.33	5,436.23
Second Quarter	5,885.30	5,353.59	5,646.92
Third Quarter	6,004.38	5,596.96	5,979.30
Fourth Quarter	6,513.27	5,981.92	6,396.42
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter (through November 23, 2021)	16,573.34	14,472.12	16,306.72
December 2021	13

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

December 2021	14

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

December 2021	15

Dual Directional Trigger Performance Securities Based on the Value of the Nasdaq-100 Index® due April 5, 2023

Trigger Performance SecuritiesSM

Principal at Risk Securities

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $0.225 per $10 principal amount of securities. MSSB and its financial advisors will collectively receive from CSSU varying discounts and commissions of up to $0.225 for each security they sell, of which $0.05 per $10 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

December 2021	16